SEVERANCE PLAN FOR TEXTRON KEY EXECUTIVES

     This Plan has been established for the benefit of certain
Textron Executives to secure their goodwill, loyalty and achievement, and in consideration of their past service.

     This Plan as restated shall be effective from and after January 1, 1994, except as otherwise provided.

Article I - Definitions

     Whenever used in this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

     1.01 "Benefits Committee" means the Benefits Committee appointed by the Board.

     1.02 "Board" means the Board of Directors of Textron.

     1.03 A "Change in Control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Textron, any trustee or other fiduciary holding Textron Common Stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron Common Stock, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the stockholders of Textron was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) the stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron's assets.

     1.04 "Chief Executive Officer" means the Chief Executive
Officer of Textron, or such person(s) as he may designate from time to time to exercise any of his responsibilities under this Plan.

     1.05 "Key Executive" means an employee of a Textron Company who has been and continues to be designated as a Key Executive under the Plan by the Chief Executive Officer and Chief Human Resources Officer of Textron. A Key Executive may subsequently waive participation in this Plan by an express written instrument to that effect.

     1.06 "Plan" means this Severance Plan for Textron Key
Executives.

     1.07 "Severance" means a termination or other action or situation which is described in Article II.

     1.08 "Severance Pay" means the amount described in and payable under Sections 3.01 and 3.02. Notwithstanding any provision of any other plan, contract or arrangement to which a Textron Company is a party, including without limitation any employee benefit plan, Severance Pay shall not be taken into account in determining the amount of any benefit or compensation thereunder.

     1.09 "Textron" means Textron Inc., a Delaware corporation, and any successor of
Textron Inc.

     1.10 "Textron Company" means Textron or any company controlled by or under common control with Textron.

     1.11 "Textron Employment" means employment with a Textron Company. Leaves of absence for such periods and purposes as are approved by Textron and transfers of employment within or between Textron Companies shall not be deemed interruptions of Textron Employment.

Article II - Severance

     2.01 A Severance shall occur for purposes of this Plan if a Key Executive's Textron Employment is terminated (other than for less than acceptable performance, as determined by Textron) by express notice in writing given by Textron.

     2.02 In addition, a Severance shall occur for purposes of this Plan if, within the two-year period immediately following a Change in Control:

     (1) the Key Executive's position, authority or responsibilities, the type of work which the Key Executive is asked to perform, the Key Executive's base salary or opportunity to earn incentive compensation, the Key Executive's working conditions and perquisites, or the status and stature of the people with whom the Key Executive is asked to work, are not comparable to that existing with respect to the Key Executive on the day before the date of the Change in Control (except to the extent, if any, to which the Key Executive expressly agrees in writing); or

     (2) the Key Executive's services may not be performed at the location where the Key Executive was employed on the day before the date of the Change in Control or at such other location as may be mutually agreed by Textron and the Key Executive.

Article III - Severance Pay and Severance Benefits

     3.01 Severance Pay shall be determined as of the date of the Key Executive's Severance, and shall equal 150% of the sum of:

     (1) the Key Executive's annual rate of base salary at the date of Severance, except that any reduction in base salary following a Change in Control shall be disregarded; and

     (2) either (a) the greatest of the Key Executive's three most recent awards, actually granted, of annual incentive compensation, whether or not deferred, from Textron, or (b) the Key Executive's current Target Incentive Compensation under a Textron annual incentive compensation plan, whichever is larger.

     3.02 Textron shall pay Severance Pay to the Key Executive in a single sum within 30 days immediately following Severance. If the Key Executive dies before this payment has been made, Textron shall pay Severance Pay to the Key Executive's surviving spouse, or, if none, to the Key Executive's issue per stirpes, or, if no surviving spouse or issue, to the executor or administrator of the Key Executive's estate.

     3.03 In addition, if the Severance occurs following a Change in Control or under other circumstances approved in writing by Textron's Chief Executive Officer and Chief Human Resources Officer, Textron shall provide, at its sole cost, medical and dental benefits ("Severance Benefits") to the Key Executive and to his dependents, on terms which are not less favorable to them than the terms existing immediately before the Severance of that Key Executive. Such benefits shall be continued for the period provided by Internal Revenue Code section 4980B(f).

Article IV - Unfunded Plan

     4.01 Severance Pay and Severance Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.

     4.02 This Plan is intended to be a welfare plan providing benefits for a select group of management employees who are highly compensated, pursuant to Sections 3(1) and 104(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Labor Department Regulations Section 2520.104-24.

     4.03 No Key Executive shall be required or permitted to make contributions to this Plan.

Article V - Plan Administration

     5.01 For the purposes of ERISA, Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the respective provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 5.03, any action by Textron shall be final, conclusive and binding on each Key Executive and all persons claiming by, through or under any Key Executive.

     5.02 Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

     5.03 Claims under this Plan shall be filed with Textron on its prescribed forms. If a claim is denied, wholly or in part, it shall be denied within a reasonable time after its filing in a writing delivered to the claimant with the reasons for the denial, citations to pertinent provisions of the Plan, a description of any additional material or information to be furnished by the claimant and the reasons therefor, and an explanation of the Plan's claim review procedure. If the claimant wishes further consideration of her claim, she or her authorized representative shall submit to Textron, within 90 days after her claim has been denied, a written request for a hearing. Such claimant or her authorized representative may then review pertinent documents and submit issues and comments in writing. Textron shall schedule an opportunity for a full and fair hearing of the issue within the next 60 days. Within 60 days after the hearing, Textron shall communicate its decision to the claimant in writing, stating the reasons for its decision and referring to pertinent Plan provisions.

     5.04 Textron shall withhold from Severance Pay or Severance Benefits any taxes or other amounts required to be withheld by law.

Article VI - Miscellaneous

     6.01 Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

     6.02 No Severance Pay or Severance Benefits shall be subject in any manner to alienation, sale, transfer, assignment, pledge, or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee or its designee. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any Severance Pay or Severance Benefits, whether presently or thereafter payable, shall be void unless so approved. Except as required by law, no Severance Pay or Severance Benefits payable under this Plan shall in any manner be subject to garnishment, attachment, execution, or other legal process, or be liable for or subject to the debts or liability of any Key Executive.

     6.03 Notwithstanding any Plan provision to the contrary, Textron shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of the Board or its designee; provided, however, that no amendment, modification, suspension or termination:

     (1) shall adversely affect the right of a Key Executive to receive Severance Pay and Severance Benefits, or amounts under Section 6.05, payable as the result of the Severance of the Key Executive which occurred before the effective date of the amendment, modification, suspension or termination; or

     (2) shall be made to the Plan within the two-year period immediately following a Change in Control without the express written consent of the Key Executive affected.

     6.04 Nothing contained in this Plan shall be construed as a contract of employment between any Key Executive and any Textron Company, or to suggest or create a right in any Key Executive to be continued in employment as a Key Executive or other employee of any Textron Company.

     6.05 Following a Change in Control, if any claim is made or any litigation is brought by a Key Executive or any person claiming through a Key Executive, to enforce or interpret any provision contained in this Plan, Textron and the "person" or "group" described in Section 1.02 shall be liable, jointly and severally, to indemnify the Key Executive or other claimant for reasonable attorney's fees and disbursements incurred in any such claim or litigation and for prejudgment interest at the Bankers Trust Company prime interest rate on any money award or judgment obtained by the Key Executive or other claimant.

     6.06 This document shall be construed in accordance with the laws of the State of Delaware.

     6.07 Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable. The Chief Executive Officer, the Chief Human Resources Officer and members of the Benefits Committee may participate in this Plan.

     IN WITNESS WHEREOF, Textron Inc. has caused this restated
Plan to be executed by its duly authorized officer to be effective as of January 1, 1994.

                              TEXTRON INC.


                         By:  /s/William F. Wayland
                              William F. Wayland
                              Executive Vice President
                              Administration and
                              Chief Human Resources Officer

          Date: November 27, 1995